                                        THIS DOCUMENT IS A COPY OF THE
                                        13G PREVIOUSLY FILED ON
                                        FEBRUARY 18, 1997 PURSUASNT TO
                                        A RULE 201 TEMPORARY HARDSHIP
                                        EXEMPTION

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934



                        (Amendment No.  2)<F1>


                      FISCHER IMAGING CORPORATION
----------------------------------------------------------------------
                           (Name of Issuer)


                Common Stock, par value $.01 per share
----------------------------------------------------------------------
                    (Title of Class of Securities)



                              337719 10 8
                             ------------
                            (CUSIP Number)



     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
______________________
[FN]
<F1>

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           Page 1 of 7 Pages

FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------
(1)  Name of Reporting Person; S.S. or I.R.S. Identification No.

     KINNEY L. JOHNSON

----------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a)  [ ]
     of a Group (See Instructions)                     (b)  [ ]

     N/A

----------------------------------------------------------------------
(3)  SEC Use Only


----------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     UNITED STATES

----------------------------------------------------------------------

Number of Shares              (5)  Sole Voting Power 269,500
Beneficially Owned                                   -----------------
by Each Reporting             (6)  Shared Voting Power        0
                                                       ---------------
Person With
                         (7)  Sole Dispositive Power        269,500
                                                     -----------------
                         (8)  Shared Dispositive Power        0
                                                       ---------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     269,500 SHARES

----------------------------------------------------------------------

(10) Check Box if the Aggregate Amount in Row (9)                  [ ]
     Excludes Certain Shares (See Instructions)


                           Page 2 of 7 Pages
FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)

     3.9%

----------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN

----------------------------------------------------------------------


                           Page 3 of 7 Pages
FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------
Item 1(a).  Name of Issuer:

     FISCHER IMAGING CORPORATION

Item 1(b).  Address of Issuer's Principal Executive Offices:

     12300 NORTH GRANT STREET
     THORNTON, COLORADO 80241

Item 2(a).  Name of Person Filing:

     KINNEY L. JOHNSON

Item 2(b).  Address of Principal Business Office:

     12300 NORTH GRANT STREET
     THORNTON, COLORADO 80241

Item 2(c).  Citizenship:

     U.S.A.

Item 2(d).  Title of Class of Securities:

     COMMON STOCK, PAR VALUE $0.01 PER SHARE

Item 2(e).  CUSIP Number:

     337719 10 8

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     NOT APPLICABLE.


                           Page 4 of 7 Pages
FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------

Item 4.     Ownership

     Amount Beneficially Owned: 269,500 shares <F1>

     Percent of Class:   3.9%<F2>

     Number of shares as to which such person has:

            (i)     sole power to vote or to direct the vote: 269,500

            (ii)    shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of: 269,500

            (iv) shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [X]


Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person:

            NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
            Holding Company:

            NOT APPLICABLE.

____________________
[FN]
<F1>        AS OF FEBRUARY 11, 1997.  INCLUDES (1) 254,500 SHARES
            OWNED DIRECTLY BY MR. JOHNSON AND (2) 15,000 SHARES BENEFICIALLY OWNED BY MR. JOHNSON PURSUANT TO CURRENTLY EXERCISABLE OPTIONS, OR OPTIONS EXERCISABLE WITHIN SIXTY DAYS OF FEBRUARY 11, 1997, GRANTED TO MR. JOHNSON BY THE COMPANY UNDER ITS NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.
<F2>        BASED ON 6,973,135 SHARES OF COMMON STOCK DEEMED TO BE
            OUTSTANDING ON FEBRUARY 11, 1997.

                           Page 5 of 7 Pages
FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------
Item 8.     Identification and Classification of Members of the
            Group:

            NOT APPLICABLE.

Item 9.     Notice of Dissolution of Group:

            NOT APPLICABLE.

Item 10.    Certification:

            NOT APPLICABLE.


                           Page 6 of 7 Pages

FISCHER IMAGING CORPORATION                               SCHEDULE 13G
CUSIP NO. 337719 10 8
----------------------------------------------------------------------

----------------------------------------------------------------------
                               SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 1997


                                ______________________________________
                                Signature

                                Kinney L. Johnson

                           Page 7 of 7 Pages